UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2007

BRE PROPERTIES, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

525 Market Street, 4th Floor, San Francisco, CA 94105-2712

(Address of principal executive offices) (Zip Code)

(415) 445-6530

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 15, 2007, we announced a Notice of Redemption to all holders of record of our outstanding 8.08% Series B Cumulative Redeemable Preferred Stock at a redemption price of $25.42644 per share. The redemption price is equal to the original issuance price of $25.00 per share, plus accrued and unpaid dividends to the redemption date. The redemption date will be September 14, 2007. From the redemption date forward, dividends on the 3,000,000 shares of Series B Preferred Stock, which are called for redemption, will no longer accrue. Holders of shares of Series B Preferred Stock will have no rights as holders of such shares other than the right to receive the $25.42644 redemption price, which includes dividends that will accrue to the redemption date.

In accordance with EITF Abstract Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” initial issuance costs totaling $2.7 million associated with this series of perpetual preferred stock will be recognized as a preferred dividend charge and recorded as a reduction of earnings in arriving at both net income available to common stockholders and funds from operations (FFO). BRE will record this charge in the third quarter of 2007.

The record date for BRE’s other series of Preferred Stock will be as of the close of business on September 14, 2007 immediately subsequent to, and in any event not prior to, the completion of the redemption of the Series B Preferred Stock. The payment date for the 6.75% Series C Preferred Stock dividend ($0.421875 per share) and the 6.75% Series D Preferred Stock dividend ($0.421875 per share) will be September 28, 2007.

The Notice of Redemption and related materials will be mailed today to holders of record of the Series B Preferred Stock. Questions about the Notice of Redemption and related materials should be directed to the redemption agent: BNY Mellon Shareowner Services, P.O. Box 3300, South Hackensack, NJ 07606-1900, Attn: Reorganization Department, toll-free telephone number 800.777.3674; or to BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Attn: Investor Relations, telephone number 415.445.6550. Requests for additional copies of the materials should be directed to BNY Mellon Shareowner Services.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this report on Form 8-K contains forward-looking statements, including statements regarding the redemption of and payment of dividends on our capital stock and the anticipated preferred dividend charge, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under favorable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including the risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. You should not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2007

BRE PROPERTIES, INC.
(Registrant)

By:	/s/ Kerry Fanwick
Kerry Fanwick, Esq.
Senior Vice President, General Counsel and Secretary